Exhibit 4.1

THE ROYAL BANK OF SCOTLAND PLC as Agent

2 St Philips Place

Birmingham

B3 2RB

Attention: Bob Ottewill and Neil Taylor

Date:  17 September 2014

Dear Sirs

£100,000,000 REVOLVING FACILITY AGREEMENT - CONSENT & AMENDMENT LETTER

1.                                      BACKGROUND

1.1                               We refer to the £100,000,000 revolving facility agreement dated 16 December 2011 and made between, amongst others (1) UAG UK Holdings Limited as Parent, (2) Sytner Group Limited, as Company and Original Borrower, (3) the companies listed in part 1 of schedule 1 therein as Original Guarantors, (4) The Royal Bank of Scotland plc and BMW Financial Services (GB) Limited as Mandated Lead Arranger, (5) the financial institutions listed in part 2 and part 3 of the schedule 1 therein as Original Lenders, (6) The Royal Bank of Scotland plc as Agent and (7) The Royal Bank of Scotland plc as Security Agent (the “Facility Agreement”).

1.2                               It is proposed that Penske Transportation Group International Pty Ltd (the “Purchaser”), a wholly-owned subsidiary of the Parent incorporated in Australia, will enter into a sale and purchase agreement with Daimler AG (“Daimler”) and MTU Friedrichshafen GmbH (“MTU”) (as vendors) (the “SPA”) in relation to the proposed acquisition (the “Acquisition”) of the entire issued share capital of MTU Detroit Diesel Australia Pty Ltd (registered number ACN 073 690 990) from Daimler and MTU Australia Pty Ltd (registered number ACN 001 521 080) from MTU (each a “Target” and together, the “Targets”).

1.3                               It is proposed that the purchase price to be paid in relation to the Acquisition of up to AUD150,000,000 will be funded (subject to the Majority Lender consent) from the following sources:

1.3.1                                             a loan of up to a principal amount of AUD80,000,000 (or its equivalent in other currencies) from Penske Automotive Group, Inc. being the ultimate holding company of the Parent, to the Parent (the “US Loan”);

1.3.2                                             a distribution of up to £40,000,000 made from the Company to the Parent (the “Distribution”); and

1.3.3                                             following receipt of the Distribution and the US Loan, a loan of up to AUD80,000,000 (the “Australian Loan”) from the Parent to the Purchaser and an equity investment by the Parent in the Purchaser, together in an aggregate amount no more than the sum of the Distribution and, if relevant, the US Loan.

1.4                               The Company, in connection with the Acquisition and pursuant to clause 38 (Amendments and waivers) of the Facility Agreement hereby requests that the Majority Lenders consent to the matters detailed in paragraph 3.1 (Consents) of this letter. Accordingly the Agent must seek the consent of the Majority Lenders before executing this letter on their behalf.

1.5                               This letter is supplemental to and amends the Facility Agreement.

1.6                               This letter is entered into by Sytner Group Limited as the Company and as Obligors’ Agent.

2.                                      DEFINITIONS AND INTERPRETATION

2.1                               Definitions

In this letter terms defined in, or construed for the purposes of, the Facility Agreement have the same meanings when used in this letter (unless the same are otherwise defined in this letter).

2.2                               Continuing obligations

Subject to the provisions of this letter:

2.2.1                                             the Facility Agreement (other than as amended in accordance with the terms of this letter) and all other Finance Documents shall remain in full force and effect;

2.2.2                                             the Company on behalf of each Obligor confirms its knowledge and acceptance of this letter;

2.2.3                                             the Facility Agreement shall be read and construed as one document with this letter;

2.2.4                                             the Company on behalf of each Obligor confirms that with effect from the Effective Date (as defined below), each Obligor shall be bound by the terms of the Facility Agreement as amended by the terms of this letter;

2.2.5                                             the Company on behalf of each Obligor confirms that the guarantee and indemnity given by each Obligor pursuant to Clause 20 (Guarantee and indemnity) of the Facility Agreement and all Security given by each Obligor pursuant to the Facility Agreement shall continue in full force and effect notwithstanding the consents set out below and the amendment of the Facility Agreement in accordance with the terms of this letter; and

2.2.6                                             except as expressly provided in paragraphs 3 (Consents) or 4 (Amendments) nothing in this letter shall constitute or be construed as an amendment, waiver, consent or release of any provisions of, or any right or remedy of the Finance Parties under, the Finance Documents, nor otherwise prejudice any right or remedy of a Finance Party under the Facility Agreement or any other Finance Document.

3.                                      CONSENTS

3.1                               Consents

The Company requests Majority Lender consent in relation to the following matters:

3.1.1                                             notwithstanding any restriction under clause 24.15 (Loans or credit) of the Facility Agreement, the Majority Lenders consent to the Parent making the Australian Loan and the making of such loan will not breach clause 24.15 (Loans or credit) of the Facility Agreement;

3.1.2                                             notwithstanding any restriction under clause 24.17 (Dividends and share redemption) of the Facility Agreement, to the Company making:

3.1.2.1                                   the Distribution to the Parent; and

3.1.2.2                                   a distribution of up to a maximum of £20,000,000 to the Parent for the purpose of repaying the inter-company debt owed by the Parent to the Company (the “Dividend”), and such Distribution and Dividend by the Company to the Parent will not breach clause 24.17 (Dividends and share redemption) of the Facility Agreement;

3.1.3                                             to the Parent incurring Financial Indebtedness in connection with the US Loan notwithstanding any restriction under clause 24.18 (Financial Indebtedness) of the Facility Agreement and the Parent incurring such Financial Indebtedness will not breach clause 24.18 (Financial Indebtedness) of the Facility Agreement; and

3.1.4                                             notwithstanding any restriction under clause 24.18 (Financial Indebtedness) of the Facility Agreement, an increase to the net limit contained in the Natwest Overdraft Letter to £50,000,000 from 28 September 2014 until 25 October 2014 inclusive, and the Parent incurring such Financial Indebtedness will not breach clause 24.18 (Financial Indebtedness) of the Facility Agreement.

3.2                               Acceptance by Majority Lenders

The consents in paragraph 3.1 (Consents) above shall be effective on the date (the “Effective Date”) upon which the Agent gives written confirmation to the Company that the Agent has received:

3.2.1                                             an original of this letter countersigned by the Company by which the Company (on behalf of itself and each of the Obligors) acknowledges and agrees to the terms of this letter; and

3.2.2                                             a copy of the resolutions of the directors of the Company authorising it to agree to the terms of this letter and perform all its obligations under it, in form and substance satisfactory to the Agent.

The above consents shall apply only to the matters specifically referred to in this letter and are given in reliance upon any information supplied to the Agent by the Obligors being true, complete and accurate.  Such consent shall be without prejudice to any rights which the Finance Parties may now or hereafter have in relation to any other circumstances or matters other than as specifically referred to in this letter (and whether subsisting at the date hereof or otherwise) or in relation to any such information being other than true, complete and accurate, which rights shall remain in full force and effect.

3.3                               Confirmation from the Obligors

With effect from the date of countersignature of this letter, the Company and each Obligor confirms and agrees that:

3.3.1                                             the US Loan (including any accrued interest) shall only be repaid using proceeds received by the Parent from the Purchaser or any of the Purchaser’s Subsidiaries, provided that such proceeds are received by the Purchaser or its Subsidiaries from an entity that is not a member of the Group;

3.3.2                                             if the US Loan (including any accrued interest) has not been repaid prior to the date falling 60 days after the Daimler/MTU Completion Date, the Company shall procure that Penske Automotive Group, Inc., any relevant subsidiaries and each relevant Obligor shall enter into a subordination deed (in form and substance satisfactory to the Agent) confirming that the outstanding balance of the US Loan is fully subordinated to the Loans under the Facility Agreement;

3.3.3                                             the Purchaser and each Target shall ensure that each Target’s constitutional documents do not grant their directors discretion to refuse to register a transfer of shares under or in connection with any Security provided to the Security Agent, provided that there shall be no breach of this paragraph if such discretion is removed within seven Business Days following the Daimler/MTU Completion Date;

3.3.4                                             for so long as any amount is outstanding under the Finance Documents or any Commitment is in force, the Company and the Parent shall procure that:

3.3.4.1                                   the Purchaser shall not:

(a)                                 create or permit to subsist any Security over the shares in either Target other than in accordance with Clause 24.29.4 of the Facility Agreement; and/or

(b)                                sell, transfer or otherwise dispose of any of the shares in either Target other than in accordance with:

(i)                                     Clause 24.29.4 of the Facility Agreement; and/or

(ii)                                  paragraph (b) of the definition of Permitted Disposal in the Facility Agreement, save that references to “the Group” in that paragraph (b) shall be to “the UAG Group” for the purpose of this paragraph 3.3.4.1(b)(ii); and/or

3.3.4.2                                   each Target shall not amend its constitutional documents to allow its directors discretion to refuse to register a transfer of shares under or in connection with any Security provided to the Security Agent; and

3.3.5                                             at any time after the Purchaser has granted a Subsidiary Share Charges in accordance with Clause 24.29.4 of the Facility Agreement, the relevant Target shall not issue any further shares unless those shares are charged to the Security Agent at the same time and in the same manner as set out in Clause 24.29.4 of the Facility Agreement.

A failure to comply with the requirements of this paragraph 3.3 shall be an Event of Default in accordance with Clause 25.3 (Other obligations) of the Facility Agreement.

4.                                      AMENDMENTS

With effect from the Effective Date, the Facility Agreement shall be amended as follows:

4.1                               the following new definitions shall be inserted into Clause 1.1 (Definitions):

““Daimler/MTU Completion Date” means the Completion Date as defined in the Daimler/MTU SPA”; and

““Daimler/MTU SPA” means the sale and purchase agreement with Daimler AG (“Daimler”) and MTU Friedrichshafen GmbH (“MTU”) (as vendors) and Penske Transportation Group International Pty Ltd (as purchaser) in relation to the proposed acquisition of the entire issued share capital of MTU Detroit Diesel Australia Pty Ltd (registered number ACN 073 690 990) from Daimler and MTU Australia Pty Ltd (registered number ACN 001 521 080) from MTU”.

4.2                               the definition of “Margin” in Clause 1.1 (Definitions) shall be amended by inserting the following as a new paragraph at the end of the definition:

“Notwithstanding the above, the Margin from the Daimler/MTU Completion Date until the second Quarter Date following the Daimler/MTU Completion Date shall be 1.50% per annum”;

4.3                               Clause 22.5.3 (Group Companies) shall be deleted and replaced with the following new clause:

“22.5.3                                                       the Parent shall supply to the Agent a report signed by two directors of the Parent, confirming that the aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, as defined in clause 23 (Financial Covenants) but on the basis that references in the definition of “Consolidated EBITDA” and related definitions to “Group” shall be to the “Australian Group”) of the Australian Group and the aggregate gross assets, the aggregate net assets and aggregate turnover of the Australian Group (in each case calculated on an unconsolidated basis and excluding all intra-group items and investment in Subsidiaries of any member of the Australian Group) does not exceed 40 per cent of the consolidated earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, as defined in clause 23 (Financial Covenants) but on the basis that references in the definition of “Consolidated EBITDA” and related definitions to “Group” shall be to the “UAG Group”) of the UAG Group and consolidated gross assets, consolidated net assets and consolidated turnover of the UAG Group.”; and

4.4                               Clause 24.29.4 (Further assurance) shall be deleted and replaced with the following new clause:

24.29.4 In the event that:

(a)                                 the provisions of clause 24.32.1 are not complied with; and/or

(b)                                 the aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, as defined in clause 23 (Financial Covenants) but on the basis that references in the definition of “Consolidated EBITDA” and related definitions to “Group” shall be to the Australian Group) of the Australian Group and the aggregate gross assets, the aggregate net assets and aggregate turnover of the Australian Group (in each case calculated on an unconsolidated basis and excluding all intra-group items and investment in Subsidiaries of any member of the Australian Group) exceeds 40 per cent of the consolidated earnings before interest, tax, depreciation and amortisation

(calculated on the same basis as Consolidated EBITDA, as defined in clause 23 (Financial Covenants) but on the basis that references in the definition of “Consolidated EBITDA” and related definitions to “Group” shall be to the “UAG Group”) of the UAG Group and consolidated gross assets, consolidated net assets and consolidated turnover of the UAG Group (the “Australian Group Threshold Test”),

the Parent shall as soon as reasonably practicable following the earlier of (i) the Agent giving notice to the Parent and (ii) the Parent or an Obligor becoming aware of the failure to so comply with the provisions of clause 24.32.1 or the Australian Group Threshold Test being exceeded (as the case may be), execute and deliver to the Security Agent (i) a charge over the shares held by the Parent in Penske Transportation Group International Pty Ltd (in such form as the Security Agent may reasonably require) in favour of the Security Agent or its nominee(s) (the “Purchaser Share Charge”) and (ii) a charge over the shares held by Penske Transportation Group International Pty Ltd in each of its Subsidiaries (in such form as the Security Agent may reasonably require) in favour of the Security Agent or its nominee(s) (each a “Subsidiary Share Charge” and together the “Subsidiary Share Charges” and the Purchaser Share Charge and each Subsidiary Share Charge together being the “Australian Share Charges”) together with such legal opinions (in form and substance and from legal counsel satisfactory to the Security Agent) relating to the Australian Share Charges as the Security Agent may reasonably require and any notices or documents required to be given or executed under the terms of the Australian Share Charges.”.

5.                                      REPRESENTATIONS AND RELIANCE

5.1                               Representations

The Company makes the Repeating Representations to each Finance Party at the date of this letter, on the date this letter is countersigned by the Agent and on the Effective Date by reference to the facts and circumstances existing at such dates respectively but as if references to the “Facility Agreement” include this letter and the Facility Agreement as amended by the terms of this letter.

5.2                               Reliance

The Company on behalf of each Obligor acknowledges that the Agent has entered into this letter in full reliance on the representations and warranties made by it in the terms stated in this paragraph 5.

6.                                      FURTHER ASSURANCE

The Company shall, at the request of the Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this letter.

7.                                      MISCELLANEOUS

7.1                               Incorporation of terms

The provisions of clauses 38 (Amendments and waivers) and 34 (Notices) of the Facility Agreement shall apply to this letter as if set out in full in this letter and as if references in those clauses to “this Agreement” or “the Finance Documents” are references to this letter.

7.2                               Counterparts

This letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter. Delivery of a counterpart of this letter by e-mail attachment or telecopy shall be an effective mode of delivery.

7.3                               Third party rights

Unless expressly provided to the contrary in a Finance Document a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this letter.

7.4                               Finance Document

The Agent and the Company designate this letter a Finance Document.

8.                                      GOVERNING LAW/ENFORCEMENT

8.1                               Governing law

This letter and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

8.2                               Jurisdiction of English courts

8.2.1                                             The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this letter (including a dispute relating to the existence, validity or termination of this letter or any non-contractual obligation arising out of or in connection with this letter) (a “Dispute”).

8.2.2                                             The parties to this letter agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party to this Letter will argue to the contrary.

Please confirm your agreement to the above by signing and returning the enclosed copy of this letter.

Yours faithfully

/s/ Adam Collinson

For and on behalf of
SYTNER GROUP LIMITED

as Company and Obligors’ Agent

ON COPY

To:                            Sytner Group Limited

We acknowledge agree and accept the above terms:

THE ROYAL BANK OF SCOTLAND PLC

(acting in its capacity as Agent)

Signed by	/s/ Jayne Tobin

For and on behalf of THE ROYAL BANK OF SCOTLAND PLC as Agent on behalf of the Lenders (acting on the instruction of the Majority Lenders)

Dated:  17 September 2014